UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 5, 2006
THE HILLMAN COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
10590 Hamilton Avenue, Cincinnati, Ohio 45231
(Address of principal executive offices and zip code)
(Registrant’s telephone number, including area code) (513) 851-4900
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On January 5, 2006, the Hillman Companies, Inc. (“Hillman”) announced that its subsidiary, Hillman Group, Inc.,(“Hillman Group”) had completed the acquisition of certain assets of The SteelWorks Corporation (“SteelWorks”) pursuant to an Asset Purchase Agreement by and between SteelWorks and Hillman Group dated January 5, 2006. A copy of the Asset Purchase Agreement is attached as an exhibit hereto. SteelWorks is a Denver, Colorado based manufacturer and distributor of metal shapes, threaded rod and metal sheet to the retail hardware and home improvement industry.
     Pursuant to the terms of the agreement, Hillman Group acquired certain assets of SteelWorks, including but not limited to:
•	certain trademarks of SteelWorks;

•	the domain name associated with SteelWorks;

•	customer lists;

•	vendor arrangements;

•	displays, signs, point-of-purchase materials and other similar materials; and

•	certain advertising materials.
The assets were acquired by Hillman Group for $34 million in cash. The transaction is subject to customary representations and warranties by Hillman Group and SteelWorks.
     In addition, on January 5, 2006, Hillman Group and SteelWorks also entered into a Supply Agreement pursuant to which SteelWorks agrees to supply and Hillman Group agrees to buy certain products, including threaded rod and metal shapes. A copy of the Supply Agreement is attached hereto as an exhibit.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (c) Exhibits.

10.1	Asset Purchase Agreement dated January 5, 2006 between The Hillman Group, Inc. and The SteelWorks Corporation

10.2	Supply Agreement dated January 5, 2006 between The Hillman Group, Inc. and the SteelWorks Corporation

99.1	Press Release of The Hillman Companies, Inc. dated January 6, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2006	THE HILLMAN COMPANIES, INC.
/s/ James P. Waters
James P. Waters
Chief Financial Officer